Exhibit 10.52
FIRST AMENDMENT TO AMENDED AND RESTATED POWER PURCHASE AGREEMENT
dated as of
October 21, 2003
By and Between
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
and
JERSEY CENTRAL POWER & LIGHT COMPANY

FIRST AMENDMENT TO AMENDED AND RESTATED POWER PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED POWER PURCHASE AGREEMENT (this "Amendment") is made as of the 21st day of October, 2003, Jersey Central Power & Light Company, a New Jersey corporation and North Jersey Energy Associates, A Limited Partnership, a New Jersey limited partnership. JCP&L and NJEA are individually referred to herein as a "Party" and are collectively referred to herein as the "Parties". Terms used and not otherwise defined in this Amendment shall have the meanings set forth in the Original Agreement (as defined in the first recital below).

W I T N E S S E T H:

WHEREAS, JCP&L and NJEA entered into an Amended and Restated Power Purchase Agreement dated as of May 16, 2003 (the "Original Agreement" and as amended by this Amendment, the "Agreement") pursuant to which the NJEA is obligated to sell and JCP&L is obligated to purchase the Contract Energy generated at the Facility or provided by NJEA from other sources;

WHEREAS, NJEA and Hercules Incorporated ("Steam Host") are parties to an Industrial Steam Sales Contract (the "Steam Contract") dated June 5, 1989 pursuant to which NJEA sells steam generated at the Facility to Steam Host for consumption at Steam Host's chemical manufacturing facility located in Parlin, New Jersey (the "Steam Host Facility") and Steam Host resells a portion of the steam it purchases from NJEA to its lessee, Green Tree Chemical Technologies Inc. which uses steam in the operation of its adjacent facility (the "Nitrocellulose Facility");

WHEREAS, in connection with the restructuring of certain contractual arrangements relating to the operation of the Facility, including the Existing PPA, the Steam Contract will be terminated as provided in a Termination Agreement dated as of October 21, 2003 by and between Steam Host and NJEA (the "Termination Agreement"), pursuant to which NJEA will pay to Steam Host, for the purposes of promoting the continuation of employment at the Steam Host Facility and the Nitrocellulose Facility and to mitigate the increased cost of steam due to the Restructuring (as defined in the Termination Agreement), Monthly Employment Incentive Payments (as defined in the Termination Agreement) of $440,249 per month, which will be funded in part by NJEA and in part, indirectly, by JCP&L through certain offsetting adjustments to its payment obligations under the Agreement, as set forth herein; and

WHEREAS, in light of the foregoing, JCP&L and NJEA desire to amend the Original Agreement to provide for such offsetting adjustments as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions.
The following new definitions shall be added, in alphabetical order, to Section 1.1:
"Steam Host" means Hercules Incorporated and its successor and permitted assigns.

"Steam Host Employment Incentive Component" shall mean, in each month and for each MWh of Contract Energy delivered hereunder during the Steam Host Employment Incentive Period, an amount equal to $0.74 per MWh of Contract Energy delivered during such period; provided, however, (a) with respect to any month during which the Second Component (as defined in the Termination Agreement) is reduced by either 20% or 50% due to a "Cessation of Operations" (as defined in Section 3.2 of the Termination Agreement), the Steam Host Employment Incentive Component shall be reduced by the same percentage and (b) with respect to any month during which payment of the Monthly Employment Incentive Payment (as defined in the Termination Agreement) is not paid by NJEA due to a "Cessation of Operations" (which is subject to cure within specified time periods) pursuant to Section 3.2 of the Termination Agreement, the Steam Host Employment Incentive Component shall equal zero for such month.

"Steam Host Employment Incentive Period" means the period beginning on January 1, 2004 and ending on the earlier of (i) December 31, 2007 or (ii) the date before December 31, 2007 on which NJEA's obligation to pay to Steam Host the "Monthly Employment Incentive Payments" under Section 2.2(a) of the Termination Agreement is permanently and irrevocably eliminated due to the occurrence of a "Cessation of Operations" that has not been cured within one hundred and eighty-three (183) days from the inception thereof, as may be extended for force majeure for up to an additional one hundred and eighty (180) days. A "Cessation of Operations" shall be deemed to have occurred at either the Hercules Facility or the Nitrocellulose Facility on the 30th consecutive calendar day on which (i) the number of full-time employees (A) at the Hercules Facility, falls below forty (40) or (B) at the Nitrocellulose Facility, falls below one hundred (100) during calendar years 2004 and 2005, ninety (90) during calendar year 2006, or eighty (80) during calendar year 2007 or any year thereafter (if applicable) or (ii) there has been a cessation of substantially all of the manufacturing and production operations at either such Facility. For the avoidance of doubt, in no event shall the Steam Host Employment Incentive Period end prior to the date on which NJEA is permanently and irrevocably relieved of its obligation to make any "Monthly Employment Incentive Payments" (or portion thereof) to the Steam Host under the Termination Agreement.

"Termination Agreement" shall mean that Termination Agreement dated as of October 21, 2003 by and between Hercules Incorporated and NJEA.
2. Amendments to Section 4.1 (Payment for Contract Energy); New Section 4.8.
(a) Section 4.1(a) is hereby amended by adding at the end of the second sentence thereof the words "plus (F) the Steam Host Employment Incentive Component, if any, for such month."
(b) Section 4.1(b) is hereby amended by adding at the end of the formula the words "+ SHEIC" and by adding, after the definition of "DHA" a new paragraph which reads as follows:
"SHEIC" = Steam Host Employment Incentive Component
(c) A new Section 4.8 is hereby added, which shall read as follows:
4.8 Obligation to Provide Information Relating to Steam Host Employment Incentive Component.

NJEA shall use commercially reasonable efforts to obtain information and certifications required to be provided by the Steam Host under the terms of the Termination Agreement relating to a "Cessation of Operations" (as defined therein) that may affect the Steam Host Employment Incentive Component payable hereunder and shall provide any such information to JCP&L within ten (10) business days of receipt thereof. Notwithstanding anything in this Amendment or the Original Agreement to the contrary, the determination of whether a Cessation of Operations has occurred at the Steam Host Facility or the Nitrocellulose Facility and the duration of such Cessation of Operation or Cessation of Operations for purposes of calculating the Steam Host Incentive Component and the Steam Host Incentive Period shall be made by NJEA after consultation with JCP&L. It is the intent of the parties that the Steam Host Employment Incentive Component payable by JCP&L hereunder be reduced in amount or eliminated entirely (as the case may be) on or about the same time (taking into account timing discrepancies between invoicing and payment under this Agreement and under the Termination Agreement) that the "Monthly Employment Incentive Payments" payable by NJEA under the Termination Agreement are reduced in amount or eliminated entirely (as the case may be) pursuant to Section 3.2 of the Termination Agreement.

3. Headings. The headings used throughout this Amendment are inserted for reference only, and are not to be considered or taken into account in construing the terms or provisions of any section hereof nor to be deemed in any way to qualify, modify or explain the effect of any such provisions or terms.

4. Governing Law. This Amendment shall be construed in accordance with the laws of the State of New Jersey.

5. Counterparts. This Amendment may be executed by the Parties in separate counterparts, each of which shall be deemed an original hereof, but all of which shall constitute one and the same instrument.

6. No Other Amendment. Except as expressly amended herein, all other terms and provisions of the Original Agreement shall remain unmodified and in full force and effect.
7. Effective Date. This Amendment shall be effective as of the date first written above.
[signatures appear on the following page]

IN WITNESS WHEREOF, each of JCP&L and NJEA has caused this Agreement to be duly executed on its behalf as of the date first above written..
Jersey Central Power & Light Company
By:	HARVEY L. WAGNER

Name: Harvey L. Wagner Title: Vice President and Controller
North Jersey Energy Associates, A Limited Partnership
By:	Northeast Energy, LP, its general partner
By:	ESI Northeast Energy GP, Inc., its administrative general partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director